                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -------------

                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) January 24, 2001
                                                 -------------------------------

                             FSI INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        MINNESOTA                        0-17276                   41-1223238
--------------------------------------------------------------------------------
  (State or other jurisdiction)  (Commission File Number)       (IRS Employer
           of incorporation                                  Identification No.)





     322 LAKE HAZELTINE DRIVE
         CHASKA, MINNESOTA                                        55318
--------------------------------------------------------------------------------
  (Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code (952) 448-5440
                                                   --------------------

Item 9. Regulation FD Disclosure

On January 24, 2001 the Company held its Annual Shareholders Meeting ("Meeting") in Minneapolis, Minnesota and the following contains certain of the slides from the Meeting and the script from which certain Company officials presented at that Meeting and which the Company is filing pursuant to Regulation FD:

Script

                                    Greeting
Welcome

I am Joel Elftmann, Chairman of FSI, and I will preside over the meeting.

I now call this meeting to order and would like to introduce our board of directors. For those directors that are present, please stand as I call your name.

James Bernards has been a director since 1981 and is Chairman of the Audit Committee.

Don Mitchell our CEO and President joined the Board in March of last year. In a few minutes he will provide you with a overview of FSI's many accomplishments in Fiscal 2000 and discuss the company's strategic objectives and performance goals for FY 2001.

Terry Glarner has been a director since 1988 and is the Chairman of the Compensation Committee.

Charles Wofford has been a director since 1992 and is the Chairman of the Finance Committee.

I am also a director and one of the three nominees for election to the Board.

The two other nominees to the Board, are Willem Maris, the former CEO and President of ASM Lithography, a company that manufacturers steppers which often are linked to our POLARIS photoresist processing clusters. He could not be here today.

However, we are fortunate to have our other nominee Dr. K. "Raj" Rajagopal, Chief Executive of BOC Edwards at today's meeting. "Raj" could you please stand and be recognized. BOC Edwards manufacturers electronics grade chemicals and materials for use in semiconductor manufacturing. In addition the company manufactures vacuum pumps, and chemical and gas delivery systems used in semiconductor manufacturing facilities.

Finally, Tommy George who has been a director since 1998 is not standing for reelection and I would like to thank him for his service on our board.

I would now like to turn to the official business at today's meeting.

Bruce Hartney of ComputerShare Investor Services is inspector of the election and will tabulate the voting.

Luke Komarek, FSI's General Counsel and Corporate Secretary, will act as secretary of this meeting.

Mr. Hartney has reported to me that the notice of the meeting was duly and properly mailed.

The list of shareholders of record is available for inspection during this meeting and has recently been on file at the office of FSI's corporate secretary.

A quorum is present and all requirements for calling this meeting have been observed.

The purpose of our meeting today is to act on the three items described in the proxy materials, as well as to review the progress of the company, and to answer any questions you may have.

After the meeting, we hope you will join us for refreshments.

The business items for today's meeting are:

To elect three Class II directors for a 3 year term. The nominees are Willem Maris, "Raj" Rajagopal and me.

Second, to act upon a proposal to increase the number of shares outstanding under the FSI International, Inc. 1997 Omnibus Stock Plan.

Third, to act upon a proposal to increase the number of shares outstanding under the FSI Employees Stock Purchase Plan.

Shareholders may vote in person or by proxy. For all matters, shareholders have one vote for each share held as of the record date.

The polls are now open. Is there anyone present who has not turned in a proxy and wishes to vote?

If so, please raise your hand and your ballot will be collected.

The meeting is now open for discussion or questions on the three agenda items. Please confine your remarks to these items. There will be an opportunity for questions on other subjects following the voting.

Are there any questions or comments on the business items?

There being no further discussion, I declare the polls to be closed.

Mr. Hartney has provided me with his election report.

There is a quorum present for each business item. The three director nominees have been elected to the Board. The increase in shares under the Company's Omnibus Stock Plan and Employees Stock Plan have been approved.

This concludes the formal business portion of the meeting.

Now I would like to turn the meeting over to Don Mitchell. He will provide you with a review of FSI's Fiscal 2000 accomplishments and discuss the company's strategies.

[SLIDE GRAPHIC]

Under the Private Litigation Securities Reform Act's Safe Harbor Provision, we will, during this presentation, make forward looking statements (marked with an *) which are based upon current expectations and beliefs and involve numerous risks and uncertainties that could cause actual events or results to differ materially from those forward looking statements. For a discussion of risk factors see the Company's most recently filed SEC documents, such as its 10K, Annual Report and 10Q.

Thank you, Joel.

Good afternoon, and again welcome to our Annual Shareholders Meeting.

Let me start by saying that since I joined the Company last year, I have been pleased with the support I have received from our board, our employees and our customers. I am proud of the organization's accomplishments and the commitment that the management team has made toward positioning FSI to become a world class organization.

Under the Securities Reform Act's Safe Harbor Provision, we will be making forward-looking statements during this meeting. These statements involve various risks and uncertainties. I refer you to our recently filed SEC documents, including the latest Annual Report and 10Q, in which we discuss risk factors that could affect these forward-looking statements.

Also, as you all know, the SEC recently issued Regulation FD in an effort to promote disclosures of material information to all investors on an equal basis. Therefore, we will be presenting from a script today that we intend to file with the SEC.

For those of you that are unfamiliar with FSI, I will begin with a brief Company overview. Pat Hollister, our CFO, will then review our financial performance followed by my review of operations, our strategic objectives and our goals for fiscal 2001.

We serve the semiconductor industry. Our customers manufacture devices on silicon wafers. Most production in the world occurs on 200mm wafers. There is an emerging market for 300mm wafer fabs. We will refer to these wafer sizes today.

FSI consists of two divisions. The Microlithography Division is focused on coating silicon wafers with photosensitive materials, curing the materials, and developing the films after exposure in a stepper. This process defines the pattern on the wafer.

Our other division, Surface Conditioning, produces products which clean the wafers, generally before and after, film deposition, etch and patterning steps.

In fiscal 2000, the Surface Conditioning Division represented 62 percent of total sales, up from 48 percent in the prior year.

Given its strong backlog at the beginning of the year, we expect the Microlithography Division to represent a higher percentage of total sales in 2001.*

We market and support our products in all regions of the world.

Our top five customers in fiscal 2000 represent well-known companies in the United States, Europe and Asia-Pacific regions. Also, during the year, we saw marketshare gains in Japan.

In fiscal 2000, new customers represented 15 percent of sales.

Our Surface Conditioning Division has one or more of its products in nearly every semiconductor manufacturing facility in the world.

[SLIDE GRAPHIC]

                   CY 1980-2001 Semiconductor Industry Growth
                           versus Worldwide GDF Growth

                                  [LINE GRAPH]

                           81       82        83        84        85        86        87        88        89        90        91
Global GDP Growth        2.00%     1.50%     2.70%     5.00%     3.70%     3.50%     4.10%     4.80%     3.80%     2.70%     1.80%
WW Semi Industry Growth  8.00%     0.00%    29.00%    44.00%   -15.00%    23.00%    22.00%    39.00%     9.00%     2.00%     8.00%

                           92       93        94        95        96        97        98        99        00        01
Global GDP Growth         2.50%     2.60%     3.90%     3.70%     4.20%     4.10%     1.90%     3.50%     4.90%     3.40%
WW Semi Industry Growth  10.00%    29.00%    32.00%    42.00%    -9.00%     4.00%    -8.00%    19.00%    35.00%     7.00%

You can see from this chart that the health of our customers has historically been tied to global economic growth or GDP.

Despite historically significant increases in computing power or bit capacity on a semiconductor device, a change in GDP has an impact on consumer confidence which in turn impacts consumer spending for electronics.

A slowing in electronics sales drives down both the price and volume for integrated circuits.

As a result of the change in demand for semiconductors and its impact on capacity utilization, our customers continually reevaluate their expansion schedules. This can cause them to reschedule the delivery of existing orders, pull orders forward or push them out, and impacts the rate at which new orders are placed.

It is important to note that despite this cyclicality, semiconductor unit volume has grown every year during the past 15 years.

[SLIDE GRAPHIC]

                        Worldwide Capital Spending Trends
                                 (CY 1993-2001)*

                                  [BAR GRAPH]


                       93         94        95         96      97         98       99         00       01
Capital Spending       15.5       22.5      39.6      42.6        38      28.5     32.6       59.2     56.7
Percent Change       36.00%     45.00%    76.00%     8.00%   -11.00%    25.00%   14.00%     82.00%   -4.00%


Even with the cyclical capital spending pattern reflected by the green bars on this chart, capital spending has grown at a 17 percent compounded annual growth rate.


While the industry has softened in the last several months, I do not believe that we are in an excess capacity situation nearly as severe as 1998. Therefore, if the global economy recovers in the second half of calendar 2001, we should see a recovery in the microelectronics industry.*

We are pleased with our improved financial performance in Fiscal 2000. Sales nearly doubled, and we returned to profitability in the second half.

We recorded record orders during the year and ended the year with a record backlog.

We introduced a number of new products and expanded the number of process applications, thus expanding our addressed markets.

After completing successful customer evaluations for our 300 mm bridge products, I am pleased to report that we have received production orders for our ZETA(R), ANTARES(TM), POLARIS(R) 300 mm tools and YieldUP(R) dryers.

Finally, we implemented our new SAP computer system and deployed our Lean Enterprise initiative during the year. We are starting to see the benefits through product and operating cost reductions as well as improved operating efficiency.

Now I will turn the meeting over to Pat Hollister. Pat joined the company in 1995 and has been a key champion of our Lean Enterprise initiative.

[SLIDE GRAPHIC]

                             FINANCIAL PERFORMANCE*

                                  [BAR GRAPH]

                                     SALES

                                    Fiscal 2000                     Fiscal 2001
                        ---------------------------------          ------------
($ in millions)          Q1        Q2        Q3        Q4            Q1     Q2
                                                                           Goal
                        $31       $46       $68       $75           $70     $75


                           EARNINGS (LOSS) PER SHARE
                                   (DILUTED)

                                    Fiscal 2000                     Fiscal 2001
                         ----------------------------------         -----------
($ in millions)            Q1        Q2        Q3       Q4                Q1
                         -$0.44    -$0.12    $0.14    $0.21              $0.29



Thank you, Don.

Good afternoon and thank you for joining us today.

Our sales and earnings saw sequential improvement each quarter during fiscal
2000.

Revenues declined slightly in the first quarter of fiscal 2001 as a result of the timing of shipments for two major orders we received during the year.

We have a goal to again increase our revenue in the second quarter of fiscal 2001 to $75 million.*

For the first quarter of 2001, we reported $7.7 million or $.29 per share (diluted) in net income. This represented a significant improvement over the prior years' first quarter.

As a result of the cost reduction activities, we believe that our break even revenue level has decreased to approximately $60 million, assuming our current spending levels and a 40 percent or greater gross profit margin.

Two years ago, we set a goal to increase our international sales to more than 50 percent of total sales. I am pleased to report that in Fiscal 2000, sales from customers outside of the U.S. represented 53 percent.

In the past few years we did not have the fully automated products that were required by many of the Asia-Pacific foundry semiconductor manufacturers. However, as Don will discuss in a few minutes, we now have these products.

As a result, our Asia-Pacific sales in Fiscal 2000 represented 20 percent of total sales, as compared to 7 percent in Fiscal 1999.

We recorded record orders of $357 million in Fiscal 2000, representing more than a 210 percent year-over-year increase.

In addition, the Company recorded $48 million of orders that are scheduled to ship in Fiscal 2002 and beyond.

Our company policy is not to include in backlog orders received that are scheduled to ship beyond 12 months.

We ended the year with a record $184 million in backlog. I believe this puts us in an excellent position to achieve our Fiscal 2001 sales goal.*

We also saw a much healthier distribution of orders from all regions of the world. While the order flow from customers in Europe and the United States remained strong, we saw a significant increase in the percentage of orders from customers in Japan and the Asia-Pacific region.

Overall, 2000 order rates by geographic region are much better aligned with our customers' spending patterns and confirm FSI's status as a global technology company.

[SLIDE GRAPHIC]

                                 ANNUAL SALES*

                                  [BAR GRAPH]

                                            Fiscal
                           ----------------------------------------
($ in millions)            1999              2000              2001
                                                               Goal
Annual Sales*               114               220               300

Fiscal 2000 revenues increased 94 percent to $220 million from the prior year.

Given our strong beginning backlog, our fiscal 2001 sales goal is $300 million.*

The current slowing of industry conditions may impact our ability to achieve our financial goals.* We are monitoring our customer's spending plans on a regular basis.

[SLIDE GRAPHIC]

Performance Trends*

                              1999                2000                2001
Gross Profit                   31%                 37%                 42%
R&D                            28%                 20%                 14%
SG&A                           33%                 23%                 18%
Operating Profit              -30%                 -6%                  9%

During our strategic and financial planning, we benchmarked the financial performance of a number of our peer companies. If we can achieve the long-term performance goals reflected on this chart, we believe FSI would be considered a world class company by its investors.

During Fiscal 2000, we continued to make good progress toward achieving each of these four performance metrics. We expect gross profit to approach 42 percent by the fourth quarter of fiscal 2001 and have an internal goal to deliver a 10 percent operating profit in the same quarter.*

Our company-wide Employee Incentive Plan is tied to the financial performance metrics.

[SLIDE GRAPHIC]

Equity in Earnings of Affiliates*

Metron Technology and m-FSI Equity in Earnings (Losses)

($ in millions)        1999              2000              2001
                                                           Goal
                       -1.2               2.0               3.5


FSI distributes its products in Japan through m-FSI, a 49 percent owned joint venture with Mitsui.

We distribute our products in Europe and the Asia-Pacific region through Metron Technology. Metron went public in November 1999, and we own approximately 20 percent of its outstanding shares.

Analysts expect Metron to report approximately $500 million in revenues for their fiscal year ending May 31, 2001.* They are currently trading near their book value of $5.73 per share.

We expect both m-FSI and Metron to help us achieve our equity in earnings of affiliates goal of approximately $3.5 million for the year.*

FSI is financially sound. We had nearly $40 million in cash and no debt as of the end of our first fiscal quarter.

We had approximately $270 million in total assets and a book value of $8.24 per share.

We expect to generate over $20 million in cash in fiscal 2001 if we successfully manage our days sales outstanding and inventory turns.*

Depreciation and amortization for the year should be about $18 million.* Our capital expenditures are expected to be approximately $11-$13 million, primarily relating to installing our new products in our labs and to acquire the analytical equipment required to characterize existing and new applications on these products.*


[SLIDE GRAPHIC]

                               ASSET MANAGEMENT*

                                  [BAR GRAPH]

DAYS SALES OUTSTANDING--Goal -75

                                     1997  1998   1999   2000
Small and Mid Cap Average             94   105     98     87
FSI Int'l.                           142    89    101     71

----------
(1) Represents a group of peer companies.

We have a goal of maintaining the days sales outstanding to less than 75 days.* We established this goal based on a benchmark analysis of a number of small and mid-cap peer companies.

At the end of Fiscal 2000, we were at 71 days, well below the peer company average. However, as a higher proportion of our sales are to international customers, we expect the days sales outstanding to move up slightly.*

[SLIDE GRAPHIC]


                               ASSET MANAGEMENT*

                                  [BAR GRAPH]

DAYS SALES OUTSTANDING--Goal -75

                                     1997  1998   1999   2000
Small and Mid Cap Average              94   105     98     87
FSI Int'l.                            142    89    101     71

INVENTORY TURNS--Goal 3.5

                                     1997  1998   1999   2000
Small and Mid Cap Average             2.9   2.4    2.1    2.6
FSI Int'l.                            1.7   2.4    2.2    2.3

----------
(1) Represents a group of peer companies.

In comparison to the small and mid-cap peer companies, our inventory turns are well above the average for Fiscal 2000 at 3.3 turns.

Our goal is to turn our inventory more than 3.5 times per year. We believe we can achieve this goal as we continue to outsource and reduce our supply base.

It is important to understand that when the industry is in a slow-down, our customers have more time to qualify new products and processes. Therefore, we will be more aggressive in placing evaluation tools with prospective customers, thus impacting our inventory turns rate.*

[SLIDE GRAPHIC]

SALES PER EMPLOYEE*

[BAR GRAPH]

$ in thousands                1999                2000                2001
                                                                      Goal
Sales Per Employee             137                 261                 316


- Only added 120 employees in FY 2000 while sales increased 94%
- Expect to add less than 100 employees in FY 2001
- Consolidating all operations, except regional sales and support into 2 owned facilities

We increased our sales 94 percent during the year, while only adding 126 new employees bringing our headcount to slightly over 900. As a result, our sales per employee exceeded $260,000 in Fiscal 2000 as compared to $137,000 in 1999.

We expect to achieve our Fiscal 2001 sales goal by adding less than 100 new employees and increase our sales per employee to over $300,000.*

Despite the anticipated increase in sales, by the summer of 2001, we will have consolidated all of our operations into our two owned facilities thereby further reducing our fixed cost base.*

The Surface Conditioning Division operations along with corporate services are located in Chaska, Minnesota, and our Microlithography Division operations are located in Allen, Texas.

In summary, our Lean Enterprise initiative has resulted in improved asset management, better facilities utilization, and cost and cycle time reductions.

If the industry doesn't significantly contract and we successfully execute on the tactical programs, I believe we can achieve our Fiscal 2001 financial performance goals.*

Thank you.

Thank you, Pat.

During the past few years, FSI made substantial progress on its goal of delivering more applications on fewer platforms and on developing products that can be used for both 200 and 300 mm applications.

With that introduction, I will now provide you with a review of operations for each of our divisions and discuss our strategic objectives going forward.

Microlithography Division sales increased 42 percent to $83 million in Fiscal 2000 as compared to the prior year.

The division recorded over $160 million in orders for its products, this does not include an additional $44 million scheduled for shipment in Fiscal 2002 and beyond.

MLD orders included a significant 200 mm win from 1st Silicon in Malaysia and its first 300 mm production order from TI DMOS 6.

These two orders accounted for nearly 20 percent of the Division's total Fiscal 2000 orders.

Activities relating to our Lean initiative resulted in a 20 percent reduction in the manufacturing cost of the POLARIS(R) Platform. The division expects additional cost reductions to be recognized in Fiscal 2001.*

In an effort to enhance their success in the market, the division has alliances with a number of materials and other equipment manufacturers, including ASM Lithography.

     MLD has three primary competitors focusing on an available market that exceeded $2 billion in calendar 2000. With its strong order flow in Fiscal 2000 and anticipated orders, the division expects to gain market share in calendar 2001.*

Recently, ASM Lithography, a leading stepper manufacturer, acquired Silicon Valley Group. SVG has three divisions which focus on photolithography, resist processing and thermal processing. Their Resist Processing Division competes with our Microlithography Division, but it represents less than 4 percent of the combined company's sales.

We believe that ASML's primary reason for acquiring SVG was to gain access to SVG's 157nm photolithography technology. We also believe ASML is still assessing SVG's Thermal and Resist Processing business to determine its future after they complete the transaction.

Currently our resist processing systems are used by ASML in their characterization and applications development facilities in Tempe, Arizona and Veldhoven in the Netherlands. We have worked closely in alliance with them the past few years to qualify our products for a number of customers. Our discussions with ASML management indicate that we will continue to maintain a strong alliance with their company after they complete the acquisition of SVG.*

You should also note that the Spin-On Dielectric market is expected to take-off during the next five years.* As customers complete their transition to advanced copper device structures, they will begin to qualify new insulating materials, which enable smaller and faster devices.

The Division has qualified a number of these new dielectric materials on its new CALYPSO(TM) System and is running demonstrations for several customers.

The division has completely migrated all semiconductor and thin film head applications on to the POLARIS(R) Cluster Platform.

This allows them to leverage their ER&D investment toward improving its applications technology and expanding the number of applications it can provide customers by leveraging its standard, proven material handling and software control system.

We are the market leader for supplying coating equipment to the thin film industry with an estimated 65 percent market share. Our systems are used by companies like ReadRite, Seagate and IBM to manufacture thin film heads used in disk drives.

You can see from this animation that a key attribute of the POLARIS(R) Platform is its configurability. Our system is modular and can be configured to meet the highly variable requirements of our customer's process flows.

The platform's control system provides customers with a high degree of flexibility. They can run multiple process flows simultaneously. This is very important for applications specific ICs, which is the fastest growing semiconductor segment.

One of the division's core technologies is its ability to uniformly coat wafers with various photosensitive and insulating materials.

Once a wafer has been coated with a material, the material must be stabilized through a thermal curing process, which you can see occurring in this animation.

In addition to qualifying new dielectric materials, we are currently characterizing 17 different photosensitive resists for a major semiconductor manufacturer.

Our ability to coat and cure wafers with various materials results in our customer's ability to achieve world class critical dimension (CD) control. We believe we have the best CD control in the world.

The POLARIS(R) Platform can be configured for both 200 and 300 mm applications and the system can be converted in a matter of hours.

The system offers a high throughput relative to the small footprint it occupies in a fab. This is important since a typical fab could have 25-35 of these systems linked to steppers. For 300 mm applications, these steppers sell for $10-12 million a piece and represent the defining technology of the fab.

In addition to our ASML alliance, we have a U.S. government funded program with KLA Tencor relating to advanced process control. Under this program, we are integrating KLA Tencor's equipment on our POLARIS(R) Platform to provide customers with real-time metrology and process control capability.

During the past year, we delivered both 200 and 300 mm POLARIS(R) Systems to Applied Materials' EPIC center in California. These systems are linked to ASML and Canon steppers. This provides an opportunity for customers to observe MLD's POLARIS(R) System in operation.

Finally, we have established alliances with Shipley, a leading photoresist manufacturer, and Dow Chemical, who's SiLK(TM)(1) low-k dielectric material has been adopted by IBM to improve device performance.

A dielectric film is the insulation for the wires that connect transistors on a semiconductor device. The capacitance characteristics of this insulation material are critical as our customers continue to reduce the size and increase the functionality of the devices they manufacture.

We are leveraging the POLARIS(R) Platform and our coating and film curing technology to enter this market. This picture depicts a typical POLARIS(R) Platform, however, for Low-k dielectric processing, it does not have develop modules. The develop modules have been replaced with our proprietary Instacure(TM) Module.

(1)  SiLK is a trade mark of Dow Chemical.

The Instacure(TM) Module is capable of curing many of the materials that are being evaluated today. We have processed a number of these materials for our customers and expect to receive our first orders for this product during calendar 2001.

Other competitors can also deposit some of these new films, however, we are the only supplier to offer the in-situ curing technology.

NOW, let me turn to the Surface Conditioning Division.

The Division recorded phenomenal growth in Fiscal 2000. Sales increased 150 percent to $137 million and orders exceeded $190 million.

SCD successfully introduced new process applications for its batch spray and batch immersion products and introduced a new single wafer platform.

The division has received production orders for its 300 mm batch and single wafer bridge products from a number of customers.

They also expanded their alliance and OEM relationships.

SCD's available market approached $2 billion in calendar 2000.

The available market represents numerous applications that are provided by more than 20 competitors, primarily wet bench manufacturers.

It is important to understand that there are more cleaning steps than any other process step in device manufacturing and no single company offers products that perform all the applications.

The Division's strategy is centered on providing the products and process technologies required to perform all of these applications. They are focused on achieving this by either developing the products and technology internally or through acquisitions.

During Fiscal 2000, SCD introduced new products or new applications that significantly expanded their addressed market.

We are the marketshare leader in providing process technology used for bulk film removal. We provide this application technology on our MERCURY(R) and fully automated ZETA(R) Batch Spray Processing Systems.

The ZETA(R) System is a true bridge product that can be used for both 200 and 300 mm processing. In addition, this system now addresses the automation requirements of many of our Asia-Pacific customers.

During the year, the division established an alliance with EKC, a leading provider of ash removal chemistries. Through this alliance, we developed a novel Back-End-Of-Line cleaning application.

This application more than doubles our opportunity to provide spray processing systems for post-ash cleaning.*

A batch spray processing system is used by customers for bulk removal of metals, organics and particles.

We have the capability of blending chemicals in-line while controlling the temperature and purity to optimize the process performance.

These chemistries and the DI water are delivered to the wafer surface through spray nozzles located on a central spray post or located in the side walls of the process chamber.

After the chemical reactions are complete, the remaining chemistry and the contaminants are rinsed off with DI water and the wafers are dried using a ramped/programmed spinning process.

These charts reflect the significant reduction in the volume of hazardous chemicals used per wafer as a result of a new dilute chemistry process we introduced during the year in conjunction with our new DI ozone technology.

A number of our customers are now using these new processes in production. ST Microelectronics was the first customer to adopt this technology. They have processed well over 1 million wafers and have recognized significant cost reductions while surpassing their internal environmental and safety goals.

We are now receiving orders for our new ANTARES(TM) Advanced Cleaning System. This system can deliver a number of single wafer process technologies.

The ANTARES(TM) is a 200 or 300 mm modular system that allows our customers to mix and match either vapor, dry, or cryokinetic cleaning technology on a common platform. With this platform we combined process technologies we were previously delivering with three separate products.

This animation shows the configurability of the ANTARES(TM) System which can be configured with up to three modules, depending on the process and throughput requirements of our customers.

A customer can purchase a system with one module and then subsequently add a module as their throughput requirements increase.

The ANTARES(TM) Platform features an atmospheric material handling robot to transfer wafers to and from either atmospheric or vacuum process modules.

The ANTARES(TM) System configured with the cryokinetic process modules is now offered for new Back-End-Of-Line copper and low-k cleaning applications.

Last year, we acquired YieldUP as part of our strategy to expand our product offering to include a batch immersion system. YieldUP had proprietary rinse/dry, filtration and chemical blending technology.

During Fiscal 2000, we increased our revenue for YieldUP rinse/dry technology. We are supplying this technology to other wet bench manufacturers, at the request of their customers, because of its superior drying capability.

At the same time, we have an internal development program focused on a new fully automated, small footprint, multi-tank, immersion system based on YieldUP's proprietary technology. We expect to have a system in test later this fiscal year.*

This slide reflects the various surface conditioning applications required to manufacture semiconductor devices. Note that there are opportunities for 40-50 tools in a typical memory or logic fab.

Our existing batch spray processing and single wafer technologies only address five of the thirteen noted applications.

FSI is currently the market leader for the Front-End-Of-Line post-ash application.

Our ZETA(R) System utilizing semi-aqueous solvents can now address the Back-End-Of-Line post-ash application.

With semi-aqueous solvent chemistries in our ZETA(R) System, we now have an opportunity to more than double the number of systems we can provide customers for post-ash cleaning.*

Our new immersion product will significantly increase our opportunity in each fab as we address certain critical cleaning applications.*

Back-side cleaning is becoming very important as the industry transitions from aluminum to copper for metal interconnects. The copper plating process requires that wafers be immersed in order to plate the front of the wafer. As a result, copper residue is deposited on the back of the wafer. Copper is like a poison if it is transferred to any other process tool in the fab.

Since we have a lot of know-how in spinning wafers, delivering chemistries to the wafer surface, and rinsing and drying wafers, we are currently developing a single wafer wet cleaning system to address this application need of our customers.

During the next few years we expect to make good progress toward our goal of being the leading provider of surface conditioning technologies.*

This diagram depicts a silicon wafer on which a transistor has been built. The building of transistors is generally referred to as Front-End-Of-Line processing, since it embodies all of the process steps prior to the metal interconnects.

FSI spray processing technology is used for post-ash cleaning for all of the Front-End-Of-Line process steps.

Gate formation is a critical process for manufacturing transistors. Immersion systems are typically used for critical cleaning requirements as the gates are being formed.

This diagram depicts a four level metal interconnect. Again, the metal interconnect levels are referred to as the Back-End-Of-Line.

As stated previously, FSI's ZETA(R) Batch Spray Processing System is now addressing certain Back-End-Of-Line cleaning applications.

As the industry transitions from aluminum to copper metal interconnects, our ANTARES(TM) cryokinetic technology is being used to clean the VIA's and trenches in the dielectric material between the metal interconnect lines.

Our POLARIS(R) System can be used for all of the lithography steps for both front end and back end applications.

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

Also, our new Spin-On Dielectric technology can be used for depositing the inter-metal dielectric or insulating materials.

As semiconductor devices become more complex, the number of metal interconnect levels will continue to increase. Certain devices today have more than seven metal interconnect levels.

The Back-End-Of-Line provides FSI with an excellent opportunity to grow its market share even as the industry slows in 2001.*

This slide reflects FSI's opportunity in a 200 and 300 mm fab.

If a customer purchases all of FSI's primary products for a 200 mm fab, our sales opportunity today is approximately $45 million.

All new 300 mm fabs will be fully automated. Therefore, our sales opportunity for the same applications approaches $85 million.

The new Back-End-Of-Line applications introduced in 2000 could represent $18 million of Back-End-Of-Line copper and Back-End-Of-Line post-ash incremental sales for both a 200 and 300 mm fab.*

The new markets, for which we are currently developing spin-on dielectrics and immersion products and characterizing applications, we believe will provide FSI with an additional $25 million of sales opportunity in a new 300 mm fab beginning in 2002.*

As a result of our strategic planning process we adopted a new mission statement that you saw earlier and identified five primary strategic objectives.

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

The first objective - customer satisfaction - requires everyone at FSI to be more customer focused. We have a renewed emphasis of understanding our customers' requirements and exceeding their expectations.

Our global infrastructure objective is to strengthen our sales and service capability in Asia and Europe. Even though we've seen recent growth in these regions, we are committed to further expanding our presence there.

We are continuing to deploy our Lean Enterprise initiative to improve our processes throughout the organization, to better utilize our assets, to reduce our fixed and variable costs, and to make us faster and more efficient in everything we do.

We have a very dedicated workforce and are focused on building our employee's capability and commitment to helping our customers succeed.

And most importantly, we are focused on improving our financial performance with the goal of delivering superior and predictable financial results.*


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

In summary, I believe we are making good progress in lowering our fixed costs and shortening our cycle times. We expect to see further improvement in Fiscal 2001.*

We are ready to meet our customer's requirements for 300 mm processing. We expect that 300 mm orders will represent a higher percentage of total sales in 2001.*

The new markets we are now addressing should provide us with an excellent opportunity to gain market share during the next year and beyond.*

We have a well-defined strategic plan and have technology roadmaps in place. FSI's management and employees are aligned for successful execution of our strategic plan.

Thank you very much.

Now Benno Sand, our Executive Vice President Business Development and Investor Relations, Pat Hollister and I will take your questions.

Before you ask your question, could you please state your name and the organization you represent.


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


                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        FSI INTERNATIONAL, INC.



Date:  January 24, 2001                 By /s/ Patricia M. Hollister
                                           -------------------------------------
                                           Patricia M. Hollister
                                           Chief Financial Officer